Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 14, 2023		Executive Vice President & Chief Financial Officer

ENCORE WIRE REPORTS FOURTH QUARTER and FULL YEAR 2022 RESULTS

McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2022.
Fourth Quarter and Full Year 2022 Highlights
•Fourth Quarter Earnings per Diluted Share of $8.28; Full Year 2022 Earnings per Diluted Share of $36.91
•Fourth Quarter Net income of $154.0 million; Full Year 2022 Net income of $717.8 million
•Fourth Quarter Gross profit of 35.8%; Full Year 2022 Gross profit of 36.9%
•Copper volume sold increased 7.9% over fourth quarter of 2021; Increased 7.9% over 2021 full year levels
•Cash on hand of $730.6 million as of December 31, 2022; up from $439.0 million as of December 31, 2021
•Capital expenditures of $148.4 million in 2022
•Company repurchased 161,701 shares in the fourth quarter of 2022; repurchased 2,055,470 shares in full year 2022
•Total cash outlay for share repurchases of $22.4 million in the fourth quarter; $247.6 million in full year 2022
Net sales for the year ended December 31, 2022 were $3.018 billion compared to $2.593 billion during the same period in 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 7.9% in the year ended December 31, 2022 versus the year ended December 31, 2021.
Gross profit percentage for the year ended December 31, 2022 was 36.9% compared to 33.5% during the same period in 2021. The average selling price of wire per copper pound sold decreased 0.5% in the year ended December 31, 2022 versus the year ended December 31, 2021, while the average cost of copper per pound purchased decreased 2.7%. The overall increase in total volumes shipped, along with an increase in aluminum spreads during 2022, resulted in the increased gross profit margin for the full year of 2022 when compared to 2021.
Net income for the year ended December 31, 2022 was $717.8 million versus $541.4 million in the same period in 2021. Fully diluted net earnings per common share were $36.91 for the year ended December 31, 2022 versus $26.22 in the same period in 2021.
Net sales for the fourth quarter ended December 31, 2022 were $693.9 million compared to $687.9 million for the fourth quarter of 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 7.9% in the fourth quarter of 2022 versus the fourth quarter of 2021.
Gross profit percentage for the fourth quarter of 2022 was 35.8% compared to 34.2% in the fourth quarter of 2021. The average selling price of wire per copper pound sold decreased 14.1% in the fourth quarter of 2022 versus the fourth quarter of 2021, while the average cost of copper per pound purchased decreased 14.4%. The gradual abatement of copper spreads in the quarter was more than offset by increased aluminum spreads and an overall increase in total volumes shipped resulting in the increased gross profit margin in the fourth quarter of 2022 when compared to the fourth quarter of 2021.
Net income for the fourth quarter of 2022 was $154.0 million versus $141.6 million in the fourth quarter of 2021. Fully diluted net earnings per common share were $8.28 in the fourth quarter of 2022 versus $6.91 in the fourth quarter of 2021.
Aluminum wire represented 17.8% and 15.4%, respectively, of our net sales in the quarter and year ended December 31, 2022. Aluminum unit volumes increased on both a comparative quarter and annual basis over 2021 levels.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Our results in 2022 mark another year of exceptional earnings, strong cash flow and consistent volume growth. Our single-site, vertically integrated business model affords us the flexibility and agility to quickly adapt to changing market conditions while continuing to serve our customers at a level consistent with our high standards. Continued tightness in the availability of key raw materials and the general inability of the sector to meet demand for the timely delivery of finished goods kept spreads strong in the fourth quarter of 2022. Our key suppliers continue to perform at a high level which positions us favorably in meeting customer demand in a timely manner. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes shipped in the fourth quarter and year-to-date periods in 2022 over 2021 levels. I continue to believe that our operational agility, speed to market, and deep supplier relationships remain competitive advantages in serving our customers’ evolving needs. We remain committed to reinvesting in our business with current and planned projects focused on increasing capacity, efficiency and vertical integration across our campus.
Copper unit volumes increased 7.9% on both a comparative quarter basis and on a year-to-date basis. Comex copper prices increased gradually throughout the fourth quarter while other raw material costs and inputs decreased slightly. Copper spreads decreased 13.7% on a comparative quarter basis and increased 1.9% on a full year basis. Aluminum spreads and volumes increased for both the quarter and full year periods in 2022 compared to 2021.
We continue to believe Encore Wire remains well positioned to capture market share and incremental volume growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $730.6 million in cash at the end of the year. During 2022 we repurchased 2,055,470 shares of our common stock at an average price of $120.47, including 161,701 shares repurchased at an average price of $138.53 in the fourth quarter. Since the first quarter of 2020, we have repurchased 2,972,277 shares of our common stock for a total cash outlay of $311.6 million. We also declared a $0.02 cash dividend during the fourth quarter.
The repurposing of our vacated distribution center into Plant 7 to expand manufacturing capacity and extend our market reach was substantially completed in the second half of 2022.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost manufacturer in the sector and increasing manufacturing capacity to drive growth. In 2022 we began construction on a new, state of the art, cross-link polyethylene (XLPE) compounding facility to deepen vertical integration related to wire and cable insulation. XLPE insulation today is used in many applications including Data Centers, Oil and Gas, Transit, Waste-Water Treatment facilities, Utilities and Wind and Solar applications. We anticipate the new facility will be substantially completed by the end of the third quarter of 2023. Capital spending in 2023 through 2025 will further expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company. Total capital expenditures were $148.4 million in 2022. We expect total capital expenditures to range from $160 - $180 million in 2023, $150 - $170 million in 2024, and $80 - $100 million in 2025. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the fourth quarter and full year results on Wednesday, February 15, 2023, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Executive Vice President & Chief Financial Officer. Attendants may register at https://registrations.events/direct/ECS61211 to participate in the call. A confirmation email will be sent to all registrants containing a dial-in number and a unique passcode, which identifies you as the registered participant for this call and should only be used by the individual who has registered. Please plan to join this call at least five minutes prior to the scheduled start time. After entering your dial-in number, you will be prompted to enter your unique passcode, followed by the # key. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.

Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2021 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2022	2021	2022	2021
Net Income	$153,998	$141,642	$717,841	$541,422
Income Tax Expense	44,944	41,135	207,009	157,975
Interest Expense	102	104	408	391
Depreciation and Amortization	7,197	6,133	26,232	23,288
EBITDA	$206,241	$189,014	$951,490	$723,076

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets
Cash	$730,557	$438,990
Receivables, net	498,762	491,126
Inventories, net	153,187	100,816
Prepaid Expenses and Other	19,135	4,118
Total Current Assets	1,401,641	1,035,050
Property, Plant and Equipment, net	616,601	494,916
Other Assets	490	570
Total Assets	$2,018,732	$1,530,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$62,780	$75,353
Accrued Liabilities and Other	81,381	78,747
Total Current Liabilities	144,161	154,100
Long-Term Liabilities
Deferred Income Taxes and Other	55,905	37,347
Total Long-Term Liabilities	55,905	37,347
Total Liabilities	200,066	191,447
Stockholders’ Equity
Common Stock	271	271
Additional Paid-in Capital	83,622	72,753
Treasury Stock	(402,639)	(155,014)
Retained Earnings	2,137,412	1,421,079
Total Stockholders’ Equity	1,818,666	1,339,089
Total Liabilities and Stockholders’ Equity	$2,018,732	$1,530,536

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	(unaudited)				(unaudited)

Net sales	$693,885	100.0%	$687,853	100.0%	$3,017,555	100.0%	$2,592,721	100.0%
Cost of sales	445,430	64.2%	452,719	65.8%	1,905,134	63.1%	1,724,975	66.5%
Gross profit	248,455	35.8%	235,134	34.2%	1,112,421	36.9%	867,746	33.5%

Selling, general and administrative expenses	55,510	8.0%	52,435	7.6%	197,418	6.5%	168,543	6.5%
Operating income	192,945	27.8%	182,699	26.6%	915,003	30.4%	699,203	27.0%

Net interest & other income	5,997	0.9%	78	—%	9,847	0.3%	194	—%
Income before income taxes	198,942	28.7%	182,777	26.6%	924,850	30.7%	699,397	27.0%

Provision for income taxes	44,944	6.5%	41,135	6.0%	207,009	6.9%	157,975	6.0%
Net Income	$153,998	22.2%	$141,642	20.6%	$717,841	23.8%	$541,422	20.9%

Basic earnings per share	$8.43		$7.02		$37.47		$26.49
Diluted earnings per share	$8.28		$6.91		$36.91		$26.22
Weighted average number of common and common equivalent shares outstanding:
Basic	18,270		20,189		19,159		20,439
Diluted	18,595		20,491		19,446		20,649
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08